                                                                     EXHIBIT 5.1


                   [LETTERHEAD OF GIBSON, DUNN & CRUTCHER]



                               September 19, 1994





                                                                   C 71176-00020




J.M. Peters Company, Inc.
Durable Homes, Inc.
Peters Ranchland Company, Inc.
J.M. Peters Nevada, Inc.
3501 Jamboree Road, Suite 200
Newport Beach, California 92660

                 Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

                 At your request, we have examined the Registration Statement on Form S-1 (the "Registration Statement") in connection with the registration of up to $100,000,000 aggregate principal amount of 12 3/4% Senior Notes Due May 1, 2002 (the "Debt Securities") of J.M. Peters Company, Inc., a Delaware corporation (the "Company") to be issued by the Company in an exchange offer relating to the Company's issued and outstanding 12 3/4% Senior Notes Due 2002. The Debt Securities are guaranteed by Durable Homes, Inc., Peters Ranchland Company, Inc. and J.M. Peters Nevada, Inc. (each a "Guarantor" and, collectively, the "Guarantors") pursuant to the terms of that certain Indenture, dated as of May 13, 1994, by and among the Company, the Guarantors and the United States Trust Company of New York, as trustee (as amended on September 19, 1994, the "Indenture).

                 We have examined the proceedings heretofore taken and are familiar with the procedures proposed to be taken by the Company and the Guarantors in connection with the authorization and issuance of the Debt Securities. Based upon the foregoing and in reliance thereon, it is our opinion that, subject to said proceedings being duly taken and completed by the Company and the Guarantors prior to the issuance of the Debt Securities, the Debt Securities to be issued by the Company will be, when authenticated and issued pursuant to the terms of the Registration Statement and the exhibits thereto, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors' rights and remedies generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law) and except that we express no opinion as to the validity, binding nature or enforceability of the Guarantees (as defined in the Indenture).

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectuses that form a part thereof.

                                       Very truly yours,

                                       /s/ GIBSON, DUNN & CRUTCHER